Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS High Income Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                             For        Withhold Authority
Jeffrey L. Shames             7,180,404.508     119,634.855
John W. Ballen                7,180,404.508     119,634.855
Lawrence H. Cohn              7,180,392.151     119,647.212
J. David Gibbons              7,172,694.831     127,344.532
William R. Gutow              7,180,392.151     119,647.212
J. Atwood Ives                7,180,392.151     119,647.212
Abby M. O'Neill               7,172,310.687     127,728.676
Lawrence T. Perera            7,180,392.151     119,647.212
William J. Poorvu             7,180,392.151     119,647.212
Arnold D. Scott               7,180,404.508     119,634.855
J. Dale Sherratt              7,180,392.151     119,647.212
Elaine R. Smith               7,180,008.007     120,031.356
Ward Smith                    7,172,694.831     127,344.532
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 6,930,501.448
Against 140,368.890
Abstain 229,169.025
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 6,943,270.129
Against 125,602.885
Abstain 231,166.349
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 6,995,518.626
Against 69,963.948
Abstain 234,556.789
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2002.
Number of Shares
For 7,063,673.065
Against 44,254.420
Abstain 192,111.878